Exhibit 99.1

BankUnited, Inc. Reports Third Quarter 2011 Results, Strong Loan Growth

Miami Lakes, Fla. — October 27, 2011 — BankUnited, Inc. (or the “Company”) (NYSE: BKU) today announced financial results for the third quarter of 2011.

For the quarter ended September 30, 2011, the Company reported net income of $45.6 million or $0.45 per share.  For the nine months ended September 30, 2011, after deducting a previously disclosed one-time charge of $110.4 million recorded in conjunction with the Company’s initial public offering (IPO) in the first quarter of 2011, the Company reported net income of $21.9 million, or $0.20 per share, diluted.  The $110.4 million charge, which is not deductible for tax purposes, reduced net income by $110.4 million, or $1.16 per share.

For the quarter ended September 30, 2010, net income was $45.0 million, or $0.48 per share.  For the nine months ended September 30, 2010, net income was $156.9 million, or $1.69 per share.

All earnings per share amounts reflect the 10-for-1 split of the Company’s outstanding common shares effective January 10, 2011.

John Kanas, Chairman, President, and Chief Executive Officer, said “The experienced lending teams we have hired over the last 18 months are gaining traction, and we expect continued growth in the fourth quarter and into 2012.  A strategically important regional bank is emerging as evidenced by our impressive organic growth.”

Financial Highlights

•                  Loans originated or purchased by the Company since May 21, 2009, or “new loans”, grew by $378.1 million during the third quarter.  For the nine months ended September 30, 2011, new loans increased by $738.6 million to $1.3 billion, an annualized growth rate of 180%.  For both the third quarter and year to date 2011, new loan growth has outpaced the resolution of covered loans.

•                  In the third quarter, core deposits, which the Company defines as total deposits less certificates of deposit, grew $169.8 million, to $4.5 billion, as the Company continued to transform its deposit base.  For the nine months ended September 30, 2011, core deposits grew $548.8 million, an annualized growth rate of 18%, with non-interest bearing demand accounts growing at an annualized rate of 41%.

•                  Book value and tangible book value per common share were $15.43 and $14.72, respectively, at September 30, 2011.

•                  During the third quarter, the Company filed applications to convert to a bank holding company, and to convert BankUnited, its wholly-owned thrift subsidiary, to a national commercial bank.

•                  We continue to expand our branch network, opening 2 branches during the third quarter, with 10 additional branch openings planned for the fourth quarter.

Capital Ratios

BankUnited continues to maintain a robust capital position.  The Bank’s capital ratios at September 30, 2011 were as follows:

Tier 1 leverage	10.79%

Tier 1 risk-based capital	37.32%

Total risk-based capital	38.17%

BankUnited continues to exceed all regulatory guidelines required to be considered well capitalized.

At September 30, 2011, BankUnited, Inc.’s tangible common equity to tangible assets ratio was 13.08% (see Non-GAAP Financial Measure below).

Loans

Total loans increased to $4.0 billion at September 30, 2011 from $3.9 billion at December 31, 2010, as growth in new loans outpaced the continuing resolution of covered loans. New loans increased by $738.6 million or 135%, to $1.3 billion at September 30, 2011 from $548.9 million at December 31, 2010.  Covered loans declined to $2.8 billion at September 30, 2011 from $3.4 billion at December 31, 2010.

In the third quarter of 2011, new commercial loans (including commercial loans, commercial real estate loans, and leases) grew $278.8 million to $917.6 million, reflecting the Company’s expansion of market share in Florida.  For the nine months ended September 30, 2011, the portfolio of new commercial loans grew $487.4 million from $430.2 million to $917.6 million.

For the quarter ended September 30, 2011, the Company’s portfolio of new residential loans grew $99.2 million to $365.9 million, primarily reflecting the Company’s purchase of residential loans outside of Florida to help diversify credit risk within the residential portfolio.  For the nine months ended September 30, 2011, the portfolio of new residential loans grew $250.2 million from $115.7 million to $365.9 million.

A comparison of portfolio composition at September 30, 2011 and December 31, 2010 follows:

	New Loans		Total loans
	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Single family residential and home equity	28.5%	21.1%	66.1%	75.2%
Commercial real estate	23.2%	29.7%	17.1%	15.9%
Commercial	48.0%	48.6%	16.6%	8.7%
Consumer	0.3%	0.6%	0.2%	0.2%

Asset Quality

The Company’s asset quality remained strong, with credit risk limited by its Loss Sharing Agreements with the FDIC.  At September 30, 2011, covered loans represented 68% of the total loan portfolio, as compared to 86% at December 31, 2010.

The ratio of non-performing loans to total loans was 0.87% at September 30, 2011 as compared to 0.89% at June 30, 2011 and 0.66% at December 31, 2010.  At September 30, 2011, non-performing assets totaled $160.1 million, including $125.0 million of other real estate owned (“OREO”) as compared to $175.6 million, including $141.7 million of OREO, at June 30, 2011, and $232.5 million, including $206.7 million of OREO, at December 31, 2010.  All OREO at September 30, 2011 is covered by the Company’s Loss Sharing Agreements.

For the quarters ended September 30, 2011 and 2010, the Company recorded provisions for loan losses of $1.3 million and $19.1 million, respectively.  Of these amounts ($6.3) million and $18.1 million, respectively, related to covered loans and $7.6 million and $1.0 million, respectively, related to new loans.  The recovery of provision for covered loans for the quarter ended September 30, 2011 resulted from the decline in total covered loans, improved cash flows from covered loans and improved roll rates in the covered portfolio.  The provisions related to covered loans were significantly mitigated by (decreases) increases in non-interest income recorded in “Net gain (loss) on indemnification asset.”

For the nine months ended September 30, 2011 and 2010, the Company recorded provisions for loan losses of $9.8 million and $45.2 million, respectively.  Of these amounts, ($2.8) million and $42.6 million, respectively, related to covered loans, and $12.6 million and $2.6 million, respectively, related to new loans.  The provisions related to covered loans were significantly mitigated by increases in non-interest income recorded in “Net gain (loss) on indemnification asset.”

The following table summarizes the activity in the allowance for loan losses for the three and nine months ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30, 2011				Three Months Ended September 30, 2010
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$29,976	$16,123	$10,540	$56,639	$25,546	$12,971	$3,003	$41,520
Provision (recovery)	(5,544)	(835)	7,631	1,252	14,285	3,831	950	19,066
Charge-offs	(2,300)	(577)	(179)	(3,056)	(2,489)	(215)	(75)	(2,779)
Recoveries	—	222	1	223	—	—	—	—
Balance at end of period	$22,132	$14,933	$17,993	$55,058	$37,342	$16,587	$3,878	$57,807

	Nine Months Ended September 30, 2011				Nine Months Ended September 30, 2010
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$39,925	$12,284	$6,151	$58,360	$20,021	$1,266	$1,334	$22,621
Provision (recovery)	(8,263)	5,458	12,621	9,816	26,973	15,565	2,619	45,157
Charge-offs	(10,742)	(3,045)	(794)	(14,581)	(9,652)	(244)	(75)	(9,971)
Recoveries	1,212	236	15	1,463	—	—	—	—
Balance at end of period	$22,132	$14,933	$17,993	$55,058	$37,342	$16,587	$3,878	$57,807

Investment Securities

Investment securities grew to $3.9 billion at September 30, 2011 from $2.9 billion at December 31, 2010.  The average yield on investment securities was 3.46% for the nine months ended September 30, 2011 as compared to 4.37% for the nine months ended September 30, 2010.  The decline in yield reflects the impact of purchases of securities at lower prevailing market rates of interest.

Deposits

At September 30, 2011, core deposits totaled $4.5 billion as compared to $4.0 billion at December 31, 2010.  Core deposits comprised 65% of total deposits at September 30, 2011 as compared to 56% of total deposits at December 31, 2010.  Non-interest bearing demand accounts grew $151.2 million to $645.7 million during the nine months ended September 30, 2011, principally driven by growth in commercial and small business accounts.  Total deposits declined to $6.9 billion at September 30, 2011 as compared to $7.2 billion at December 31, 2010 primarily as a result of continued run-off of time deposits.  The average cost of interest bearing deposits was 1.18% for the quarter ended September 30, 2011 as compared to 1.53% for the quarter ended September 30, 2010 and 1.23% for the nine months ended September 30, 2011 as compared to 1.57% for the nine months ended September 30, 2010.  The decrease in the average cost of deposits was primarily attributable to the continued shift of deposit mix from time deposits to lower cost deposit products and a decline in market rates of interest.

Net interest income

Net interest income for the quarter ended September 30, 2011 totaled $128.8 million, as compared to $98.8 million for the quarter ended September 30, 2010.  Net interest income for the nine months ended September 30, 2011 was $358.4 million as compared to $287.5 million for the nine months ended September 30, 2010.

The Company’s net interest margin for the quarter and nine months ended September 30, 2011 was 6.30% and 6.02%, respectively, as compared to 5.04% and 4.95% for the quarter and nine months ended September 30, 2010.

The Company’s net interest margin for the quarter and nine months ended September 30, 2011, and to a lesser extent in the quarter and nine months ended September 30, 2010, was impacted by reclassification from non-accretable difference to accretable yield on ACI loans (defined as covered loans acquired with evidence of deterioration in credit quality).  Non-accretable difference at the Acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represents the amount by which undiscounted expected future cash flows exceed the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the Acquisition, the Company reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the nine months ended September 30, 2011 and the year ended December 31, 2010 were as follows (in thousands):

	Nine months ended	Year ended
	September 30, 2011	December 31, 2010
Balance, beginning of period	$1,833,974	$1,734,233
Reclassifications from non-accretable difference	104,256	487,718
Accretion	(325,937)	(387,977)
Balance, end of period	$1,612,293	$1,833,974

Non-interest income

Non-interest income for the quarter ended September 30, 2011 was $32.8 million, as compared to $71.3 million for the quarter ended September 30, 2010.  For the nine months ended September 30, 2011, non-interest income was $149.9 million as compared to $237.5 million for the nine months ended September 30, 2010.

Non-interest income for the quarter and nine months ended September 30, 2011 was impacted by lower accretion of discount on the FDIC indemnification asset of $10.8 million and $45.2 million respectively, as compared to $25.8 million and $116.9 million, respectively, for the quarter and nine months ended September 30, 2010.  As the expected cash flows from ACI loans have increased as discussed above, the Company expects reduced cash flows from the FDIC indemnification asset, resulting in lowered accretion.

Income from resolution of covered assets, net was $4.7 million and $7.1 million, respectively, for the quarter and nine months ended September 30, 2011, as compared to $17.8 million and $112.8 million respectively, for the quarter and nine months ended September 30, 2010.  As the Company has reclassified amounts from non-accretable difference to accretable yield as discussed above, income from the resolution of loans has decreased.

Net gain (loss) on indemnification asset was $(0.8) million and $36.9 million, respectively, for the quarter and nine months ended September 30, 2011, as compared to $5.1 million and $(44.9) million, respectively, for the quarter and nine months ended September 30, 2010.  Factors impacting these changes included the variance in OREO and foreclosure related expenses as discussed below, as well as the variance in the provision for losses on covered loans and in income from resolution of covered assets, net as discussed above.

Non-interest expense

Non-interest expense totaled $79.8 million for the quarter ended September 30, 2011 as compared to $79.9 million for the quarter ended September 30, 2010.  For the nine months ended September 30, 2011, non-interest expense totaled $380.0 million, as compared to $220.0 million for the nine months ended September 30, 2010.  Non-interest expense for the nine months ended September 30, 2011 included a one-time compensation expense of $110.4 million recorded in conjunction with the Company’s IPO in the first quarter of 2011.

Employee compensation and benefits (excluding the one-time charge of $110.4 million) and occupancy and equipment expense increased for the three and nine months ended September 30, 2011 over the respective 2010 periods, reflecting the Company’s hiring of experienced commercial lending teams and the opening and refurbishment of branches.  For the nine months ended September 30, 2011, the aggregate of OREO related expense, gain (loss) on sale of OREO, foreclosure expense, and impairment of other real estate owned totaled $72.7 million, as compared to $50.1 million for the nine months ended September 30, 2010.  The higher level of expense for the nine months ended September 30, 2011 reflected the continuing high volume of foreclosure and OREO sales activity, and the continuing depreciation in home prices in the Company’s market areas.

Non-GAAP Financial Measure

Tangible common equity to tangible assets is a non-GAAP financial measure.  For purposes of computing tangible common equity to tangible assets, tangible common equity is calculated as common stockholders’ equity less goodwill and other intangible assets, net, and tangible assets is calculated as total assets less goodwill and other intangible assets, net. Tangible common equity to tangible assets should not be viewed as a substitute for total stockholders’ equity to total assets.  The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See the reconciliation below (dollars in thousands):

	September 30,	December 31,
	2011	2010

Total stockholders’ equity	$1,500,906	$1,253,508
Less: goodwill and other intangible assets	68,751	69,011
Tangible common stockholders’ equity	$1,432,155	$1,184,497

Total assets	$11,014,020	$10,869,560
Less: goodwill and other intangible assets	68,751	69,011
Tangible Assets	$10,945,269	$10,800,549

Equity to assets	13.63%	11.53%

Tangible common equity to tangible assets	13.08%	10.97%

Management of the Company believes this non-GAAP financial measure provides an additional meaningful method of evaluating certain aspects of the Company’s capital strength from period to period on a basis that may not be otherwise apparent under GAAP.  Management also believes that this non-GAAP financial measure, which complements the capital ratios defined by regulators, is useful to investors who are interested in the Company’s equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.

About BankUnited and the Acquisition

BankUnited, Inc. is a savings and loan holding company with two wholly-owned subsidiaries:  BankUnited, which is one of the largest independent depository institutions headquartered in Florida by assets, and BankUnited Investment Services, Inc., a Florida insurance agency which provides comprehensive wealth management products and financial planning services.  BankUnited is a federally-chartered, federally-insured savings association headquartered in Miami Lakes, Florida, with $11.0 billion of assets, more than 1300 professionals and 83 branches in 13 counties at September 30, 2011.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009.  On May 21, 2009, BankUnited was granted a savings association charter and the newly formed bank acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred as the “Acquisition”.  Concurrently with the Acquisition, BankUnited entered into two loss sharing agreements, or the “Loss Sharing Agreements”, which cover certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as covered assets (or, in certain cases, covered loans). Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the Covered Assets is approximately $4.7 billion.  The Company has received $1.6 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of September 30, 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook”, “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.

Conference Call

A conference call to discuss quarterly results will be held at 9:00 a.m. EDT on October 27, 2011. The earnings release will be available on the Investor Relations page under “About Us” on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 680-0890 (domestic) or, (617) 213-4857 (international). The name of the call is BankUnited, and the passcode for the call is 20014501. A replay of the call will be available from 12:00 p.m. EDT on October 27, 2011 through 11:59 p.m. EDT on November 3rd by calling (888) 286-8010 (domestic) or (617) 801-6888 (international). The passcode for the replay is 30636596. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

Contacts

BankUnited, Inc.

Investor Relations:

Douglas J. Pauls, 305-461-6841

dpauls@bankunited.com

or

Media Relations:

Mary Harris, 305-817-8117

mharris@bankunited.com

Source:  BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(Dollars in thousands, except per share data)

	September 30,	December 31,
	2011	2010
ASSETS

Cash and due from banks:
Non-interest bearing	$31,950	$44,860
Interest bearing	12,990	12,523
Due from Federal Reserve Bank	336,700	502,828
Federal funds sold	3,446	4,563
Cash and cash equivalents	385,086	564,774
Investment securities available for sale, at fair value (including covered securities of $242,292 and $263,568)	3,893,076	2,926,602
Federal Home Loan Bank stock	165,547	217,408
Loans held for sale	2,142	2,659
Loans (including covered loans of $2,743,887 and $3,396,047)	4,015,074	3,934,217
Allowance for loan losses	(55,058)	(58,360)
Loans, net	3,960,016	3,875,857

FDIC indemnification asset	2,107,605	2,667,401
Bank owned life insurance	175,089	207,061
Other real estate owned, covered by loss sharing agreements	124,990	206,680
Income tax receivable	6,296	10,862
Goodwill and other intangible assets	68,751	69,011
Other assets	125,422	121,245

Total assets	$11,014,020	$10,869,560

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$645,695	$494,499
Interest bearing	394,502	349,985
Savings and money market	3,487,959	3,134,884
Time	2,420,256	3,184,360
Total deposits	6,948,412	7,163,728

Securities sold under agreements to repurchase	284	492
Federal Home Loan Bank advances	2,240,937	2,255,200
Deferred tax liability, net	31,245	4,618
Advance payments by borrowers for taxes and insurance	47,732	22,563
Other liabilities	244,504	169,451

Total liabilities	9,513,114	9,616,052

Commitments and contingencies

Stockholders’ equity:
Common Stock, par value $0.01 per share 400,000,000 and 110,000,000 shares authorized; 97,282,905 and 92,971,850 shares issued and outstanding	973	930
Paid-in capital	1,230,819	950,831
Retained earnings	249,124	269,781
Accumulated other comprehensive income	19,990	31,966
Total stockholders’ equity	1,500,906	1,253,508

Total liabilities and stockholders’ equity	$11,014,020	$10,869,560

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Interest income:
Interest and fees on loans	$133,649	$108,422	$370,543	$320,092
Interest and dividends on investment securities available for sale	28,984	32,255	90,770	93,382
Other	522	697	2,145	1,485

Total interest income	163,155	141,374	463,458	414,959

Interest expense:
Interest on deposits	18,437	26,717	57,767	83,631
Interest on borrowings	15,920	15,869	47,244	43,864

Total interest expense	34,357	42,586	105,011	127,495

Net interest income before provision for loan losses	128,798	98,788	358,447	287,464
Provision for loan losses	1,252	19,066	9,816	45,157

Net interest income after provision for loan losses	127,546	79,722	348,631	242,307

Non-interest income:
Accretion of discount on FDIC indemnification asset	10,804	25,755	45,247	116,915
Income from resolution of covered assets, net	4,702	17,787	7,068	112,777
Net gain (loss) on indemnification asset	(777)	5,053	36,857	(44,932)
FDIC reimbursement of costs of resolution of covered assets	5,859	8,078	24,600	22,393
Service charges	2,730	2,674	8,062	7,894
Gain (loss) on sale or exchange of investment securities available for sale	1,112	518	1,215	(2,292)
Mortgage insurance income	4,143	7,040	12,228	12,097
Investment services income	1,645	1,717	6,160	4,421
Other non-interest income	2,537	2,693	8,438	8,247

Total non-interest income	32,755	71,315	149,875	237,520

Non-interest expense:
Employee compensation and benefits	41,350	36,830	232,020	100,334
Occupancy and equipment	9,879	6,502	26,275	20,144
Impairment of other real estate owned	4,037	6,263	21,823	12,164
Foreclosure expense	3,859	7,616	14,386	26,991
(Gain) loss on sale of OREO	2,865	897	27,339	(2,270)
OREO related expense	2,188	4,287	9,120	13,173
Change in value of FDIC warrant	—	1,297	—	4,502
Deposit insurance expense	134	3,469	6,652	10,420
Professional fees	5,468	4,407	12,204	9,069
Telecommunications and data processing	2,951	3,036	9,817	8,772
Other non-interest expense	7,021	5,309	20,344	16,749

Total non-interest expense	79,752	79,913	379,980	220,048

Income before income taxes	80,549	71,124	118,526	259,779
Provision for income taxes	34,996	26,085	96,638	102,857

Net income	$45,553	$45,039	$21,888	$156,922

Earnings per common share, basic	$0.45	$0.48	$0.21	$1.69

Earnings per common share, diluted	$0.45	$0.48	$0.20	$1.69

Cash dividends declared per common share	$0.14	$0.15	$0.42	$0.15

BankUnited Inc. and Subsidiaries

Average balances and yields

	For the Three Months Ended September 30,
	2011			2010
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
Assets:
Interest earning assets:
Investment securities available for sale	$3,747,679	$28,984	3.09%	$3,162,579	$32,255	4.08%
Other interest earning assets	544,733	522	0.38%	598,140	697	0.46%
Loans receivable	3,885,210	133,649	13.72%	4,095,391	108,422	10.57%
Total interest earning assets	8,177,622	163,155	7.96%	7,856,110	141,374	7.19%
Allowance for loan losses	(56,489)			(43,371)
Noninterest earning assets	2,710,161			3,368,288
Total assets	$10,831,294			$11,181,027
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$384,425	$637	0.66%	$293,666	$506	0.68%
Savings and money market	3,425,440	7,599	0.88%	2,965,804	8,303	1.11%
Time	2,371,668	10,201	1.71%	3,687,367	17,908	1.93%
Total interest bearing deposits	6,181,533	18,437	1.18%	6,946,837	26,717	1.53%
Borrowings:
FHLB advances	2,243,737	15,919	2.81%	2,262,598	15,845	2.78%
Short term borrowings	939	1	0.49%	6,120	24	1.50%
Total interest bearing liabilities	8,426,209	34,357	1.62%	9,215,555	42,586	1.83%
Non-interest bearing demand deposits	634,205			477,764
Other non-interest bearing liabilities	280,601			261,037
Total liabilities	9,341,015			9,954,356
Stockholders’ equity	1,490,279			1,226,671
Total liabilities and stockholders’ equity	$10,831,294			$11,181,027
Net interest income		$128,798			$98,788
Interest rate spread			6.34%			5.36%
Net interest margin			6.30%			5.04%

(1) Annualized

	For the Nine Months Ended September 30,
	2011			2010
	Average Balance	Interest	Yield/ Rate(1)	Average Balance	Interest	Yield/ Rate(1)
Assets:
Interest earning assets:
Investment securities available for sale	$3,498,872	$90,770	3.46%	$2,850,804	$93,382	4.37%
Other interest earning assets	635,780	2,145	0.45%	628,914	1,485	0.32%
Loans receivable	3,803,764	370,543	13.00%	4,252,602	320,092	10.04%
Total interest earning assets	7,938,416	463,458	7.79%	7,732,320	414,959	7.16%
Allowance for loan losses	(58,693)			(31,230)
Noninterest earning assets	2,954,630			3,558,771
Total assets	$10,834,353			$11,259,861
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$368,896	$1,814	0.66%	$253,830	$1,423	0.75%
Savings and money market	3,309,392	21,848	0.88%	2,808,277	26,422	1.26%
Time	2,602,147	34,105	1.75%	4,068,348	55,786	1.83%
Total interest bearing deposits	6,280,435	57,767	1.23%	7,130,455	83,631	1.57%
Borrowings:
FHLB advances	2,248,456	47,238	2.81%	2,240,126	43,792	2.61%
Short term borrowings	1,672	6	0.48%	10,358	72	0.93%
Total interest bearing liabilities	8,530,563	105,011	1.65%	9,380,939	127,495	1.82%
Non-interest bearing demand deposits	593,357			414,350
Other non-interest bearing liabilities	276,457			280,357
Total liabilities	9,400,377			10,075,646
Stockholders’ equity	1,433,976			1,184,215
Total liabilities and stockholders’ equity	$10,834,353			$11,259,861
Net interest income		$358,447			$287,464
Interest rate spread			6.14%			5.34%
Net interest margin			6.02%			4.95%

(1) Annualized

BankUnited, Inc.

Press Release Ratios

	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010
Financial ratios
Return on average assets	1.67%	1.60%	0.27%	1.86%
Return on average stockholder’s equity	12.13%	14.57%	2.04%	17.72%
Net interest margin	6.30%	5.04%	6.02%	4.95%

	September 30, 2011	December 31, 2010
Capital ratios
Tier 1 risk-based capital	37.32%	41.30%
Total risk-based capital	38.17%	42.04%
Tier 1 leverage	10.79%	10.34%

	September 30, 2011	December 31, 2010
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.87%	0.66%
Non-performing assets to total assets (2)	1.45%	2.14%
Allowance for loan losses to total loans	1.37%	1.48%
Allowance for loan losses to non-performing loans (1)	156.96%	226.35%
Net charge-offs to average loans	0.46%	0.37%

(1)          We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.  The carrying value of ACI loans contractually delinquent by more than 90 days, but not identified as non-performing was $469.8 million and $717.7 million at September 30, 2011 and December 31, 2010, respectively.

(2)          Non-performing assets include non-performing loans and other real estate owned.

(3)          Total loans is net of unearned discounts and deferred fees and costs.